Exhibit 4.5

FORM OF WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”) is entered into as of [●], 2026, by and among Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France, as successor in interest to Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, Parent completed its initial public offering of units on January 9, 2026 (the “Offering”), pursuant to which Parent issued an aggregate of 25,000,000 units (each unit, a “Parent Public Unit”), each Parent Public Unit consisting of one Class A ordinary share of Parent, par value $0.0001 per share (each, a “Parent Class A Share”), and one-third of one redeemable warrant (each a “Parent Public Warrant”), with each whole Parent Public Warrant entitling the holder thereof to purchase one Parent Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, in connection with the Offering, Parent issued an aggregate of 7,750,000 private warrants in private placement transactions to the Sponsor (as defined below) and the underwriters of the Offering (collectively, the “Parent Private Warrants”), with each whole Parent Private Warrant entitling the holder thereof to purchase one Parent Class A Share at an initial exercise price of $11.50 per share, on terms substantially similar to the Parent Public Warrants;

WHEREAS, in order to finance Parent’s transaction costs in connection with its initial business combination, Bleichroeder Sponsor 2 LLC (the “Sponsor”) or certain of Parent’s officers and directors may, but are not obligated to, loan to Parent such funds as Parent may require (the “Working Capital Loans”), of which up to $2,000,000 of such Working Capital Loans are convertible into warrants to purchase Parent Class A Shares, at a price of $1.00 per warrant (the “Working Capital Warrants”, together with Parent Public Warrants and Parent Private Warrants, the “Parent Warrants”), identical to the Parent Private Warrants;

WHEREAS, Parent and Continental are parties to that certain Warrant Agreement, dated as of January 7, 2026 (as amended, including without limitation by this Agreement, the “Warrant Agreement”), pursuant to which Continental agreed to act as Parent’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of the Parent Warrants;

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of February [●], 2026 (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among Parent, Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France (“Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”);

WHEREAS, pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth thereof, among other things, (i) prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, Parent will effect a merger of Parent with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Reincorporation Merger,” and the surviving entity, the “Parent Surviving Corporation”); (ii) upon the Closing, the Company will merge with and into the Parent Surviving Corporation by way of a merger by absorption under the French Code de commerce in force on the date hereof (the “Company Merger,” and together with the Reincorporation Merger, the “Business Combination”), with the Parent Surviving Corporation continuing as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of the Company ceasing as a result of the universal transfer of the Company’s assets and liabilities to the Surviving Corporation; (iii) in connection with the Business Combination, the shareholders of the Company will receive ordinary shares, par value $0.0001 per share, of the Parent Surviving Corporation (the “Parent Surviving Corporation Shares”) as merger consideration in accordance with Article III of the Business Combination Agreement, and Parent’s outstanding equity securities will be converted or assumed in the Reincorporation Merger as provided therein; and (iv) following the Closing, the Parent Surviving Corporation Shares and Parent Surviving Corporation Warrants (as defined below) will be registered for resale under the U.S. Securities Exchange Act of 1934, as amended, and listed for trading in accordance with applicable law;

WHEREAS, pursuant to Section 2.1 and Section 2.2 of the Business Combination Agreement and Section 4.4 of the Warrant Agreement, upon the effectiveness and by virtue of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), each Parent Warrant issued and outstanding immediately prior to the Reincorporation Merger Effective Time will be converted into a warrant to purchase Parent Surviving Corporation Shares (collectively, the “Parent Surviving Corporation Warrants”) in accordance with the terms of the Warrant Agreement (as amended by this Agreement);

WHEREAS, the Board of Directors of Parent has determined that the consummation of the Business Combination constitutes a business combination contemplated under the Warrant Agreement; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that Parent and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders in the case of any merger or consolidation of the Company with or into another entity pursuant to Section 4.4 of the Warrant Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Replacement Instruments. As of the Reincorporation Merger Effective Time, all outstanding instruments evidencing Parent Warrants shall automatically be deemed to evidence Parent Surviving Corporation Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement. Following the Reincorporation Merger Effective Time, upon request by any holder of a Parent Surviving Corporation Warrant, the Parent Surviving Corporation shall issue a new certificate for such Parent Surviving Corporation Warrant to the holder thereof.

2.	Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Reincorporation Merger Effective Time, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Reincorporation Merger Effective Time, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Parent Surviving Corporation; (ii) “Class A Shares,” or “shares” shall mean the Parent Surviving Corporation Shares; (iii); (v) the “Board of Directors” or any committee thereof shall mean the board of directors of Parent Surviving Corporation or any committee thereof; and (vi) the “Charter” shall mean the Organizational Documents of Parent Surviving Corporation, as amended;

(b)	The second Recital of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Company entered into that certain Sponsor Private Placement Warrants Purchase Agreement with Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,000,000 private placement warrants (including if the underwriters’ over-allotment option is exercised in full) simultaneously with the closing of the Offering (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, and in connection therewith, the issuance of 5,000,000 warrants (including if the Over-allotment Option is exercised in full), each bearing the legend set forth in Exhibit A hereto. In connection with the Offering, the Sponsor also purchased an aggregate of 9,583,333 of the Company’s Class B ordinary shares, $0.0001 par value per share (the “Class B Ordinary Shares”)”

(c)	Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(d)	Section 2.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(e)	Section 2.6.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(f)	Section 2.6.8 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(g)	Section 2.6.10 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted].”

(h)	Section 3.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

(i)	A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing [ ], and terminating on the earliest to occur of: (x) 5:00 p.m., New York City time on [ ] (y) the liquidation of the Company, and (z) with respect to a redemption pursuant to Section 6.1 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

(j)	Section 4.3.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(k)	Section 4.9 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(l)	Section 5.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

5.3 Fractional Warrants. The Company shall not issue fractional Warrants.

(m)	Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(n)	Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.3. Authority to Issue Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(o)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

c/o

Pasqal Holding SA

24 Av. Emile Baudot

91120 Palaiseau France

Attn: [__]

Email: [__]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

with a copy in each case (which shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attn: Lynwood E. Reinhardt; Jocelyne E. Kelly

Email: lreinhardt@reedsmith.com; jocelyne.kelly@reedsmith.com

3.	Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

4.	Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

5.	Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7.	Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8.	Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Warrant Amendment Agreement as of the date first above written.

PARENT

BLEICHROEDER ACQUISITION CORP. II

By:
Name:
Title:

WARRANT AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Amendment Agreement]